EXHIBIT 10.20 AMENDMENT DATED DECEMBER 31, 2008 TO LETTER AGREEMENT DATED JUNE 12, 2001 BY AND BETWEEN GETTY REALTY CORP. AND THOMAS J. STIRNWEIS REGARDING COMPENSATION UPON CHANGE OF CONTROL. (SEE EXHIBIT 10.7).

GETTY REALTY CORP. LETTERHEAD

December 31, 2008

Mr. Thomas J. Stirnweis

Getty Realty Corp.

125 Jericho Turnpike

Jericho, New York 11753

Dear Tom:

This letter (“Letter Agreement”) confirms our agreement concerning revisions to your rights under that certain letter agreement between you and Getty Realty Corp., a Maryland corporation (the “Company”), dated June 12, 2001 (the “Change of Control Agreement”), in order to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which governs nonqualified deferred compensation arrangements. The Company and you agree that the terms of the Change of Control Agreement are hereby amended, effective as of January 1, 2009, in the following regards:

1.         The definition of “Guaranteed Benefits” in the second paragraph of the Change of Control Agreement is hereby removed.

2.         The third paragraph of the Change of Control Agreement is hereby amended in its entirety to read as follows (revisions are marked):

“The Company reserves the right to terminate your employment at any time with or without Cause (as defined below). Upon the first to occur of (i) termination of your employment by the Company other than for Cause, (ii) termination of your employment by the Company or its successor (but not by you) following a Change, (as defined below), or (iii) termination of your employment by the Company or by you following assignment of materially different (as defined below) employment by the Company (each an “Event”), you shall be entitled to receive severance compensation for a period of 12 months following the date of such Event, in an amount equal to (x) your Guaranteed Salary ~~and Guaranteed Benefits~~ minus (y) any amount of similar compensation you may receive from any other employer during such period. The amount of severance compensation payable pursuant to the immediately preceding sentence shall be paid monthly, in accordance with the Company’s regular payroll schedule for senior executives, with respect to the portion thereof that is attributable to your base salary and the balance of the severance compensation payable pursuant to the immediately preceding sentence shall be paid in a single sum payment, as soon as calculation of the amount payable is administratively practicable, within the first calendar year after the calendar year in which your termination of employment occurs. If after a Change the surviving entity (or one of the surviving entities in the case of a substantial structural change) continues to compensate you but at a total salary less than the Guaranteed Salary ~~and/or provide any benefit which is a part of the Guaranteed Benefits at less than the Guaranteed Benefit level~~, the Company shall pay, in accordance with the Company’s regular payroll schedule for senior executives, ~~and/or provide to you,~~ the difference between the Guaranteed Salary ~~and Guaranteed Benefits~~ and such lower salary ~~or lesser benefits~~. If you are terminated without Cause by the successor entity, the Company will continue to be obligated to pay~~, and provide,~~ the Guaranteed Salary; provided however, that you shall use your best efforts to obtain other comparable employment and further provided that, if you obtain any other employment, the amounts of Guaranteed Salary shall be reduced by the amounts you receive from the new employer. If your employment is terminated under the circumstances described in this paragraph or your employment continues with the surviving entity after a Change (or with one of the surviving entities in the case of a substantial structural change), and as a result of such terminated or continued employment you suffer a loss or reduction in healthcare benefits, including but not limited to medical and dental benefits, the Company shall pay the full cost of continuation coverage for you and your eligible dependents under a group health plan provided pursuant to the Consolidated Budget Reconciliation Act of 1984 (COBRA) or any similar continuation coverage requirement under New York state law, or in the absence of such group health plan the cost of individual medical coverage obtained by you and/or your eligible dependents, for 12 months.”

3.         The definition of “Change” set forth in the fourth paragraph of the Change of Control Agreement is hereby amended to read as follows (revisions are marked):

“The term “Change” means a transaction pursuant to which (i) all or substantially all of the assets of Getty Realty Corp. (“Realty”) are sold or leased to any person, persons or related group of persons other than an affiliate or affiliates of Realty (a “third party”); provided that such assets have a total gross fair market value (determined without regard to any liabilities associated with such assets) of 70% or more of the total gross fair market value of all of the assets of the Company immediately before such transaction, (ii) ownership of 50% or more of the total voting power of the capital stock ~~the Company outstanding capital stock (or equity equivalents)~~ of Realty is acquired by a third party; or (iii) Realty is merged or consolidated with another entity with the effect that after such merger or consolidation more than 50% ~~or more~~ of the voting equity of the surviving entity is owned by a third party~~; or (iv) Realty is substantially structurally changed whereby the business and/or the assets are divided into two or more separate entities and the present Realty controlling shareholder interests are (a) substantially reduced in Realty or (b) materially non-existent in the new entity or entities~~.”

4.         The following paragraphs are added at the end of the Change of Control Agreement to read as follows:

“This Agreement is intended to comply with, or otherwise be exempt from, Code section 409A. The Company will undertake to administer, interpret, and construe the terms of this Agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Code section 409A. If in implementing this Agreement, and by no fault of you, this Agreement fails to meet the requirements of paragraphs (2), (3) or (4) of Section 409A(a) of the Code, the Company shall reimburse you for interest and additional tax payable with respect to previously deferred compensation under this Agreement as provided in Section 409A(a)(1)(B) of the Code incurred by you including a tax “gross-up” on such reimbursement. Any such reimbursement and tax gross-up payment shall be calculated in good faith by the Company and shall be paid by the end of the taxable year next following your taxable year in which the related taxes are remitted to the taxing authority.

With respect to any reimbursement of healthcare expenses of, or any provision of in-kind benefits to, you or your eligible dependents, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of Code section 409A, the right to a series of installment payments under the terms of this Agreement are to be treated as a right to a series of separate payments. “Termination of employment,” or words of similar import, as used in this Agreement mean, for purposes of any payments that are payments of deferred compensation subject to Code section 409A, your “separation from service” as defined in Code section 409A. Notwithstanding anything in this Agreement to the contrary, if a payment obligation under the terms of this Agreement arises on account of your separation from service while you are a “specified employee” (as defined under Code section 409A and determined in good faith by the Company’s Compensation Committee), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service will accrue with interest and will be paid within 15 days after the end of the six-month period beginning on the date of your separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. For purposes of the preceding sentence, interest accrues at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of your separation from service.”

In all other respects, the Change of Control Agreement continues in full force and effect.

Please indicate your acceptance of the changes to the terms of the Change of Control Agreement by signing in the space provided below and returning it to my attention, retaining a copy for your files.

Sincerely,

By:	/s/ Leo Liebowitz

Leo Liebowitz Chief Executive Officer
Accepted and Agreed To:

/s/ Thomas J. Stirnweis	Date: December 31, 2008

Thomas J. Stirnweis